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Exhibit 10.10a  AMENDMENT TO THE INCENTIVE STOCK OPTION PLAN, ADOPTED BY THE
                BOARD JANUARY 15, 1997.

    Shareholders are being asked to approve an increase in the number of shares of Common Stock authorized for issuance pursuant to the Company's Amended and Restated Incentive Stock Option Plan ("Incentive Plan"). The Incentive Plan currently provides that options to acquire an aggregate of 1,875,000 shares of Common Stock may be granted thereunder. The Incentive Plan was amended and restated on December 9, 1994, and approved by the shareholders of the Corporation December 9, 1994.

SUMMARY OF AMENDMENT

    The Board of Directors has amended the Incentive Plan to provide for the issuance of options to acquire an additional 200,000 shares of Common Stock
(for an aggregate of 2,075,000 shares of Common Stock) and directed that this amendment be submitted to the shareholders of the Corporation for their approval. As of December 31, 1996, options to purchase 1,795,067 shares of Common Stock have been granted under the Incentive Plan. The approval of the increase in the number of shares of Common Stock available for grant under the Incentive Plan will require the affirmative vote of a majority of the shares of Common Stock and entitled to vote at the Annual Meeting. If not approved by shareholders at the Annual Meeting, certain grants made under the Incentive Plan during and after the last fiscal year may be null and void. Under the Incentive Plan, stock options may be granted only to full-time employees of the Company and its subsidiaries, including officers.

    SUMMARY OF MATERIAL PROVISIONS OF THE INCENTIVE PLAN

    GENERAL. The Incentive Plan is intended to provide continuing long-term incentives to selected eligible key employees, including officers, to provide a means of rewarding outstanding performance by such individuals, and to enable the Company to attract and retain key personnel. See also "Executive Compensation."

    ADMINISTRATION. The Incentive Plan is administered by the Board of Directors or a committee appointed thereby, a majority of the members of which must be members of the Board and none of whom are eligible to participate in the Incentive Plan. The Board or committee may interpret the Incentive Plan and, subject to its provisions, may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Incentive Plan. Subject to certain limits set forth in the Incentive Plan, the Board or committee has complete discretion to select participants, establish the manner in which options are granted and exercised, and otherwise prescribe all of the terms and provisions of options granted under the Incentive Plan.

    ELIGIBILITY. Only full-time employees, including officers, of the Company and its subsidiaries are eligible to participate in the Incentive Plan. As of December 31, 1996, the Company and its subsidiaries had approximately 237 full-time employees.

    STOCK SUBJECT TO INCENTIVE PLAN. The Incentive Plan covers an aggregate of 1,875,000 shares of Common Stock (as adjusted for a 5 for 4 stock split in January 1995). As of December 31, 1996, options for 1,795,067 shares of Common Stock had been granted under the Incentive Plan. The Board of Directors shall make appropriate adjustments in the number of shares subject to the Incentive Plan and outstanding options in the event of a recapitalization, reclassification, stock split, combination of shares (reverse stock split) or dividend or other distribution payable in Common Stock after the Incentive Plan becomes effective.

    VESTING AND TERM. Before December 10, 1996, options granted under the Incentive Plan generally vest and become exercisable at the rate of 20% of the option shares on the first, second, third, fourth and fifth anniversary date of the grant conditioned upon continued employment with the Company. Options granted after December 10, 1996 are exercisable over a two year period, 25% every six months. Vesting is accelerated and options become exercisable in the event of a "change of control" of the Company as defined in the Incentive Plan.


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The options generally have a term of ten years (five years for employees owning more than 10% of the Company's Common Stock) from the date of grant.

    AMENDMENT. The Incentive Plan may be amended by the Board of Directors except that, without shareholder approval, no amendment shall increase the number of shares available under the Incentive Plan except for certain specified adjustments, change the designation of the class of persons eligible to be granted options under the Incentive Plan, or materially increase the benefits accruing to participants under the Incentive Plan.

    FEDERAL TAX CONSEQUENCES. Options under the Incentive Plan are intended to qualify as "incentive stock options" within the meaning of section 422 of the Internal Revenue Code. In accordance with section 422 of the Code, the term of any option granted under the Incentive Plan may not exceed ten (10) years. With respect to any employee who owns stock possessing more than ten percent (10%) of the voting power of the outstanding stock of the Company, the term of any option may be no longer than five (5) years. The aggregate fair market value of the Common Stock (determined at the date of the option grant) with respect to which incentive stock options are exercisable for the first time by any individual during any calendar year may not exceed $100,000. The exercise price of all options granted under the Incentive Plan must not be less than the fair market value per share on the date of grant (unless the Optionee owns ten percent (10%) or more of the voting power of the outstanding stock of the Company in which case the exercise price must not be less than one hundred ten percent (110%) of the fair market value per share on the date of grant).

The grant and exercise of an option under the Incentive Plan does not result in taxable income to the Optionee provided that the Optionee observes the following holding periods and restrictions. In order for the option to be a qualified incentive option, the Optionee must hold the stock acquired pursuant to the option for a period of two (2) years from the date of the option grant and one
(1) year from the date of the option exercise. Any failure to satisfy the holding periods and restrictions results in the loss of the qualified status of the option and such option would be treated as a nonqualified option. Provided that the Optionee observes the aforementioned holding periods, the sale of the option stock by the Optionee results in taxable long-term capital gain income to the Optionee in an amount equal to the difference between the option sales and the option exercise price.

    The Incentive Plan is not a stock bonus, pension or profit-sharing plan and is not subject to or qualified under section 401(a) of the Internal Revenue Code or any or the provisions of the Employment Retirement Income Security Act of 1974 ("ERISA").

BOARD OF DIRECTORS RECOMMENDATION

    The Board of Directors believes that the Company's future success depends upon its ability to attract and retain the highest caliber personnel and to use their capabilities to the fullest extent possible by encouraging their dedication to the Corporation's interest and welfare. The Board believes that one of the best ways to attain these objectives is to give key employees an opportunity to acquire a proprietary interest in the Corporation by purchasing shares of Common Stock through the exercise of options granted under arrangements such as the Incentive Plan.


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